Exhibit 2.3

MAGAL SECURITY SYSTEMS LTD. THE 2010 INCENTIVE OPTION SCHEME

DEFINITIONS

For purposes of the Incentive Option Scheme and related documents, including without limited, the Grant Notification Letter, the following definitions shall apply:

(a)	“Board” - the Board of Directors of the Company.

(b)	“Cause” – any of the following:

(i)	conviction of any felony involving moral turpitude or affecting the Company or any of its affiliates;

(ii)
any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or any of its affiliates and was capable of being lawfully performed;

(iii)	embezzlement of funds of the Company or any of its affiliates;

(iv)
any breach of the Grantee’s fiduciary duties or duties of care of the Company or any of its affiliates; including without limitation disclosure of confidential information of the Company or any of its affiliates;

(v)
any conduct (other than conduct in good faith), including without limitation, any act or omission, reasonably determined by the Board to be materially detrimental to the Company or any of its affiliates; and/or

(vi)
if such term is or may be defined under the Grantee’s employment agreement, service agreement or any other engagement agreement with the Company or any of its affiliates then the circumstances included in such definition shall be added; and/or

(vii)	Any circumstances resulting in the Grantees’ employment with the Company and/or any of its affiliates being, or may be, terminated without severance pay under any applicable law or agreement.

For the avoidance of any doubt, it is hereby clarified that in any event of conflict between the definition of the term “Cause” in this Scheme and the definition of the term “Cause” in a certain employment agreement, the definition in this Scheme shall prevail in connection with the Option, with the Grant Notification Letter and with this Scheme.

(c)	“Chairman” - the chairman of the Committee and if no such Committee is appointed the Chairman of the Board.

(d)
"Committee" or the "Compensation Committee"- a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board. If no such committee is appointed, then all the authorities of the Committee under the Scheme shall be vested in the Board.

(e)	"Company" – Magal Security Systems Ltd., an Israeli company.

(f)	“Date of Grant” - the date of grant of an Option, as determined by the Board or the Committee and set forth in the Grantee’s Grant Notification Letter.

(g)
“Distribution Date” - the date the Company shall declare on the distribution of a share dividend and/or a cash dividend and/or subscription rights, as the case may be, and as detailed in Section 8 of the Scheme.

(h)	“Employee” - a person who is employed by the Company or any affiliate.

(i)	“Expiration Date” - the date upon which an Option shall expire, as set forth in Section 7.2 of the Scheme.

(j)	"Fair Market Value” - as of any date, the value of a Share determined as follows:

(i) As long as the Shares are listed on any established Share exchange or a national market system, including without limitation the Tel-Aviv Securities Exchange, the NASDAQ National Market System, or the NASDAQ SmallCap Market of the NASDAQ Share Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

(k)	"Grantee" - a person who receives or holds an Option under the Scheme.

(l)	"Grant Notification Letter" - a document to be signed between the Company and a Grantee that sets out, and inform the Grantee of, the terms and conditions of the grant of an Option.

(m)	“Non-Employee” - a director, consultant, advisor, service provider of the Company or any affiliate, or any other person who is not an Employee.

(n)	“Option” - an option to purchase one or more Shares of the Company pursuant to the Scheme.

(o)	“Purchase Price” or the "Exercise Price"- the price for each Share (as such term is defined below) subject to an Option.

(p)	"Scheme" - this 2010 Incentive Option Scheme.

(q)	“Share” - the ordinary shares, NIS 1.00 par value each, of the Company.

(r)	“Successor Company” - any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

(s)	“Transaction” –

(i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;
(ii) any transaction resulting in the shareholders of the Company immediately prior to the closing of such transaction, being the holders of 50% or less of the voting rights of the Company;
(iii) a sale of all or substantially all of the assets of the Company.

(t)	“Vested Option” - any Option, which has already been vested according to the Vesting Dates.

(u)
“Vesting Dates” - as determined by the Board or by the Committee, the date as of which the Grantee shall be entitled to exercise the Options or part of the Options, as set forth in Section 10 of the Scheme and in the Grantee’s Grant Notification Letter.

THE SCHEME

This scheme, as amended from time to time, shall be known as Magal Security Systems Ltd. 2010 Incentive Option Scheme.

1.	PURPOSE OF THE SCHEME

The Scheme is intended to provide an incentive to retain, in the employ of the Company and its affiliates, persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Scheme.

Incentives under the Scheme shall only be issued to Grantees subject to the applicable law in their respective country of residence for tax purposes or any other purposes, as the case may be.

2.	ADMINISTRATION OF THE SCHEME

2.1
The Board shall have the power to administer the Scheme either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority (i) if no Committee shall be constituted; (ii) if such Committee shall cease to operate for any reason; (iii) with respect to the rights not delegated by the Board to the Committee; or (iv) if, and to the extent, in accordance with Israeli Law the Committee is not permitted to administer the Scheme.

2.2
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

2.3
The Board and/or the Committee, if applicable subject to the approval of the Board, to the extent required under applicable law (and subject further to applicable laws) shall have the full power and authority to:

(i) designate participants;
(ii) determine the terms and provisions of the respective Grant Notification Letters, including, but not limited to, the number of Options to be granted to each Grantee, the number of Shares to be covered by each Option, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary;
(iii) determine the Fair Market Value of the Shares covered by each Option;
(iv) make an election as to the type of Approved 102 Option;

(v) designate the type of Options;
(vi) alter any restrictions and conditions of any Options or Shares subject to any Options; (vii) interpret the provisions and supervise the administration of the Scheme;
(viii) accelerate the right of a Grantee to exercise in whole or in part, any previously granted Option;
(ix) determine the Purchase Price of the Option;
(x) prescribe, amend and rescind rules and regulations relating to the Scheme; and
(xi) make all other determinations deemed necessary or advisable for the administration of the Scheme.

2.4
The Board or the Committee shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions, or to change the Purchase Price as the Board or the Committee may prescribe in accordance with the provisions of the Scheme.

2.5
Subject to the Company’s Articles of Association, all decisions and elections made by the Board or the Committee pursuant to the provisions of the Scheme shall be made by a majority of its members.. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

2.6
The interpretation and construction by the Committee of any provision of the Scheme or of any Grant Notification Letter thereunder shall be final and conclusive unless otherwise determined by the Board.

2.7
Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of any applicable law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Scheme unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Scheme as Grantees shall include any Employees and/or Non-Employees of the Company or of any affiliate.

The grant of an Option hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Options pursuant to the Scheme or any other option or share plan of the Company or any of its affiliates.

4.	SHARES RESERVED FOR THE SCHEME; RESTRICTION THEREON

4.1
The Company has reserved five hundred and ten thousand and five hundred and seventy five (510,575) authorized but unissued Shares, for the purposes of the Scheme and for the purposes of  any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 8 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Scheme shall cease to be reserved for the purpose of the Scheme, but until termination of the Scheme the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Scheme. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the Scheme or under the Company’s other share option plans.

4.2
Each Option granted pursuant to the Scheme, shall be evidenced by a written Grant Notification Letter between the Company and the Grantee, in such form as the Board or the Committee shall from time to time approve. Each Grant Notification Letter shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder, the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Scheme.

5.	PURCHASE PRICE

5.1
The Purchase Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, unless such authority is delegated to the Committee. Each Grant Notification Letter will contain the Purchase Price determined for each Grantee and/or each portions of the Options so granted.

5.2
Without derogating from the above and in addition thereto, the Purchase Price of each Share subject to an Option shall be payable upon the exercise of an Option in the following acceptable forms of payment:

(i)	cash, check or wire transfer;

(ii)
at the discretion of the Committee, through delivery of Share (including other Share subject to the Options being exercised) having a Fair Market Value equal as of the date of exercise to the Purchase Price of the Share purchased and acquired upon the exercise of the Option, or by a different form of cashless exercise method through a third party broker as approved by the Committee;

(iii)
Notwithstanding the above, the Board may, in its sole discretion, allow for cashless exercise of the Options. If the Board so permitted, the applicable Notice of Grant shall provide that the Grantee shall be entitled, at his or her own discretion instruct the Company in writing, as part of the exercise notice, that the payment for the Options will be made through "cashless exercise" mechanism (the "Cashless Notice"). In the event that the Grantee has elected to submit the Cashless Notice then the Grantee shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing (A-B)*(N)] by
(A)-(V),
where:
(A) = the average of the closing (or closing bid, if so reported) prices per Share on the five (5) Trading Days preceding the date of such election;
(B) = the Purchase Price;
(N) = the number of shares issuable upon exercise of the Options in accordance with the terms of this Agreement; and
(V) = the nominal value of the share (currently NIS1.00).

5.3	The Purchase Price shall be denominated in US Dollars.

6.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Grantee's rights to purchase Shares under the Scheme shall be adjusted as hereafter provided:

6.1
In the event of Transaction, the unexercised Options then outstanding under the Scheme shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Grant Notification Letters shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

6.2
Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Grant Notification Letters there shall be a clause instructing that, if in any such Transaction as described in Section 6.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

6.3
For the purposes of Section 6.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

6.4
The Board or the Committee shall have full power and authority to determine that in certain Grant Notification Letters there shall be a clause instructing that, if the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Scheme, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten (10) days period, all remaining outstanding Options will terminate immediately.

6.5
If the outstanding shares of the Company shall at any time be changed or exchanged by, share split, combination or exchange of shares, recapitalization, spin-off or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Scheme or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Scheme (as set forth in Section 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

6.6
Notwithstanding anything mentioned above, in addition thereto and subject to the following, upon declaration of a share divided (bonus shares) to the Company’s shareholders, in the event that the Distribution Date of such share dividend shall occur prior to the exercise of the Options by the Grantee, the Grantee’s rights with respect to such Options shall be reserved so that immediately following the Distribution Date the number of shares to be realized from the exercise of the Options (the: “Exercised Shares”) shall be equitably adjusted as to the class and number of Exercised Shares to reflect the increase in the Exercised Shares the Grantee would have been entitled to, should the Options have been exercised prior to the Distribution Date.

Any of the foregoing shall also apply to any share additionally added to the Exercised Shares.

For the avoidance of any doubt, the number, class and kind of the Exercised Shares shall be adjusted only with respect to any declaration of share dividend as set out in this section.

6.7
In the event of declaration of cash dividend, should the Distribution Date be prior to the exercise date of an Option including any unvested Options, then the original Purchase Price of an Option shall be reduced as follows:

Immediately after the Distribution Date the ratio (the: “Dividend Ratio”) shall be calculated between the Company’s share price as quoted on any established share exchange or a national market system as adjusted to the distribution of the cash dividend (the: “X Dividend”) and the closing share price at the end of the Distribution Date.

The original Purchase Price of an Option shall be multiplied by the Dividend Ratio at the Distribution Date resulting in the new Purchase Price of an Option.

The original Purchase Price shall also be adjusted with respect to any other events that may be deemed to be a distribution as such term is defined under the applicable law, based on the above description.

6.9
Notwithstanding anything to the contrary mentioned above, subject to this Section 6, the Grantee shall not be entitled to receive portion of shares, and the number of shares allocated to the Grantee pursuant to any adjustments made pursuant to this Section 6, shall be rounded as to nearest whole number of share and the provisions of this Scheme shall apply accordingly. The resolution of the Committee and the Board with respect to such rounding shall be final.

6.10
Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Grantee shall be obliged to sell or exchange, as the case may be, any Shares such Grantee purchased under the Scheme, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

6.11
In the event that the Company’s Shares shall be registered for trading in any public market, the Grantee acknowledges that Grantee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period) as will be requested by the Company or its underwriters, and the Grantee unconditionally agrees and accepts any such limitations.

7.	TERM AND EXERCISE OF OPTIONS

7.1
Options shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the: “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

7.2
Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Grant Notification Letter; and (ii) the expiration of any extended period in any of the events set forth in Section 7.5 below.

7.3
The Options may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 7.5 below, the Grantee is employed by or providing services to the Company or any of its affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

7.4
Subject to the provisions of Section 7.5 below, in the event of termination of Grantee’s employment or services, with the Company or any of its affiliates, all Options granted to such Grantee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Option shall not vest and shall not become exercisable and the Grantee shall have no claim against the Company and/or its affiliate that his/her Options were prevented from continuing to vest as of such termination. Notwithstanding anything to the contrary mentioned above, a Grantee shall not cease to be an Employee only due to the transfer of such Employee’s employment among the Company and its affiliates.

7.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Grant Notification Letter, an Option may be exercised after the date of termination of Grantee's employment or service with the Company or any affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i)
termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination or other period as determined in the applicable employment or service agreement of such Grantee; or-

(ii)
termination is the result of death or disability of the Grantee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii)
prior to the date of such termination, the Committee may authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection to such outstanding Options.

7.6	Any form of Grant Notification Letter authorized by the Scheme may contain such other provisions as the Committee may, from time to time, deem advisable.

7.7
The Options and any underlying Shares are extraordinary, one-time benefits granted to the Grantee and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law.

7.8
Neither the Grantee nor any other person, as the case may be, shall have any claim to be granted any Options, and there is no obligation by the Company for uniformity of treatment of Grantees or their beneficiaries (if applicable). The terms and conditions of the Options granted under this Scheme and any of the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Grantee (whether or not such Grantees are similarly situated).

8.	VESTING OF OPTIONS

8.1
Subject to the provisions of the Scheme, each Option shall vest in accordance with the Vesting Dates and for the number of Shares as shall be provided in the Grant Notification Letter. However, no Option shall be exercisable after the Expiration Date.

8.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

9.	DIVIDENDS

Notwithstanding anything mentioned above, and in addition thereto, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends.

10.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Option granted under the Scheme is expressly conditioned upon:

(i)	the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations, or;

(ii)
representations and undertakings by the Grantee (or his legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable.

Such required representations and undertakings may include representations and agreements that such Grantee (or his legal representative, heir, or legatee):

(i)	is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and;

(ii)
agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (a) any representations and undertakings which such Grantee has given to the Company or a reference thereto, and (b) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations of the United States or any other state having jurisdiction over the Company and the Grantee.

11.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than by will or by laws of decent and distribution, or as specifically otherwise allowed under the Scheme, except as specifically allowed under the Scheme, and during the lifetime of the Grantee each and all of such Grantee's rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

12.	EFFECTIVE DATE, DURATION, AMENDMENTS OR TERMINATION OF THE SCHEME

12.1	The Scheme shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption (the: "Termination Date").

12.2
The Company shall obtain the approval of the Company’s shareholders for the adoption of this Scheme and/or the Annexes thereto, or for any amendment to this Scheme and/or the Annexes thereto, if shareholders’ approval is required under any applicable law including without limitation the U.S. securities law or the securities laws of other jurisdiction applicable to Options granted to Grantees under this Scheme and/or the Annexes thereto, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges including without limitation the U.S. Securities and Exchange Commission.

12.3	The Board may at any time, subject to the provisions of Section 12.2 above and all applicable law, amend, alter, suspend or terminate the Scheme, provided, however, that

(i)	the Board may not extend the term of the Scheme specified in Section 13.1 above and;

(ii)
no amendment, alteration, suspension or termination of the Scheme shall impair the rights of any Grantee, unless mutually agreed otherwise by the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

Earlier termination of the Scheme prior to the Termination Date shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Scheme prior to the date of such earlier termination.

13.	GOVERNMENT REGULATIONS

The Scheme, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

14.           CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Scheme nor the Grant Notification Letter with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue to hold any Grantee in its employ or service, and nothing in the Scheme or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

15.	GOVERNING LAW & JURISDICTION

The Scheme shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Scheme.

16.           TAX CONSEQUENCES

16.1
Any tax consequences to any Grantee arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its affiliates, or the Grantee) hereunder shall be borne solely by the Grantee. The Company and/or its affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

16.2	The Company shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

17.	NON-EXCLUSIVITY OF THE SCHEME

The adoption of the Scheme by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the Scheme, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Grantees of the Company under their employment agreements, and not in the framework of any previous option scheme, shall not be deemed an approved incentive arrangement for the purpose of this Section.

18.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Scheme at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Scheme, either in addition to, or in substitution for, one or more Options previously granted to that Grantee.

19.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Scheme may be adjusted with respect to a particular country by means of an addendum to the Scheme in the form of an annex (the: “Annex”), and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the Scheme, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to Options issued to Grantees under the jurisdiction of the specific country that is subject of the Annex and shall not apply to Options issued to any other Grantee. The adoption of any such Annex shall be subject to the approval of the Board and if required the approval of the shareholders of the Company.

********

ANNEX A - ISRAEL
TO THE 2010 MAGAL SECURITY SYSTEMS LTD. INCENTIVE OPTION SCHEME

DEFINITIONS

For purposes of this Annex and the Grant Notification Letter, the following definitions shall apply:

(a)	“Affiliate” - any “employing company” within the meaning of Section 102(a) of the Ordinance.

(b)	“Approved 102 Option” - an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

(c)
“Capital Gain Option (CGO)” - an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(d)	“Controlling Shareholder” - shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(e)
“Employee” - a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

(f)	“ITA” - the Israeli Tax Authorities.

(g)	“Non-Employee” - a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

(h)
“Ordinary Income Option (OIO)” - an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(i)	“102 Option” - any Option granted to Employees pursuant to Section 102 of the Ordinance.

(j)	“3(i) Option” - an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

(k)	“Ordinance” - the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

(l)	“Section 102” - Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(m)	“Trustee” - any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

(n)	“Unapproved 102 Option” - an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

For the avoidance of any doubt, it is hereby clarified that any capitalized terms not specifically defined in this Annex shall be construed according to the interpretation given to it in the Scheme.

ANNEX A - ISRAEL

1.	GENERAL

1.1.
This Annex (the: “Annex”) shall apply only to Grantees who are residents of the state of Israel at the Date of Grant or those who are deemed to be residents of the state of Israel for the payment of tax at the Date of Grant. The provisions specified hereunder shall form an integral part of the 2010 Incentive Option Scheme of Magal Security Systems Ltd. (hereinafter: the “Scheme”), which applies to the issuance of options to purchase Shares of Magal Security Systems Ltd. (hereinafter: the “Company”). According to the Scheme, options to purchase the Company’s Shares may be issued to employees, directors, consultants and service provides of the Company or its affiliates.

1.2	This Annex is effective with respect to Options granted following Amendment no. 132 of the Ordinance, which entered into effect on January 1, 2003.

1.3
This Annex is to be read as a continuation of the Scheme and only modifies options granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Annex does not add to or modify the Scheme in respect of any other category of Grantees.

1.4
The Scheme and this Annex are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Annex and the Scheme, the provisions set out in the Annex shall prevail.

2.	ISSUANCE OF OPTIONS

2.1
The persons eligible for participation in the Scheme as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Options.

2.2	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

2.3	The grant of Approved 102 Options shall be made under this Annex adopted by the Board, and shall be conditioned upon the approval of this Annex by the ITA.

2.4	Approved 102 Options may either be classified as Capital Gain Options (“CGOs”) or Ordinary Income Options (“OIOs”).

2.5
No Approved 102 Options may be granted under this Annex to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the: “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Annex and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Grantees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

2.6	All Approved 102 Options must be held in trust by a Trustee, as described in Section 3 below.

2.7	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102.

3.	TRUSTEE

3.1
Approved 102 Options which shall be granted under this Annex and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the: “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

3.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

3.3
With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

3.4
Upon receipt of Approved 102 Option, the Grantee will sign an undertaking in which he or she will give his or her consent to the grant of the Option under Section 102, and will undertake to comply with the terms of Section 102 and the trust agreement between the Company and the Trustee.

4.	THE OPTIONS

The terms and conditions, upon which the Options shall be issued and exercised, shall be as specified in the Grant Notification Letter to be executed pursuant to the Scheme and to this Annex. Each Grant Notification Letter shall state, inter alia, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the vesting provisions and the Purchase Price.

5.	FAIR MARKET VALUE

Without derogating from the definition of “Fair Market Value” enclosed in the Scheme and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGOs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	EXERCISE OF OPTIONS

6.1
Options shall be exercised by the Grantee by giving a written notice to the Company and/or to any third party designated by the Company (the: “Representative”), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price for the number of Shares with respect to which the option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the option is being exercised.

6.2
Without derogating from Section 4.2 of the Scheme, and in addition thereto, with respect to Approved 102 Options, any shares of Common Stock allocated or issued upon the exercise of an Approved 102 Option, shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

7.	ASSIGNABILITY AND SALE OF OPTIONS

7.1
Notwithstanding any other provision of the Scheme, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Grantee each and all of such Grantee's rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.2
As long as Options or Shares purchased pursuant to thereto are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1
With regards to Approved 102 Options, the provisions of the Scheme and/or the Annex and/or the Grant Notification Letter shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Scheme and of the Annex and of the Grant Notification Letter.

8.2
Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Scheme or the Annex or the Grant Notification Letter, shall be considered binding upon the Company and the Grantees.

9.	DIVIDEND

Subject to the Company’s Articles of Association, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised options) allocated or issued upon the exercise of Options and held by the Grantee or by the Trustee as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

10.	TAX CONSEQUENCES

10.1
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

10.2	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Grantee until all required payments have been fully made.

10.3
With respect to Unapproved 102 Option, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	GOVERNING LAW & JURISDICTION

This Annex shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Annex.